Exhibit 21
Tredegar Corporation

Entity	State of Incorporation
Tredegar Corporation	Virginia
AACOA, Inc.	Michigan
AACOA Extrusions, Inc.	Michigan
AFBS, Inc.	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Virginia
Bon L Holdings LLC	Virginia
Bon L Manufacturing Company	Virginia
The William L Bonnell Company, Inc.	Georgia
Bright View Technologies Corporation	Virginia
El Campo GP, LLC	Virginia
Guangzhou Tredegar Film Products Company Limited	China
Idlewood Properties, Inc.	Virginia
Jackson River Mountain Properties, LLC	Virginia
TAC Holdings LLC	Virginia
Terphane Acquisition Corp. II	Cayman Islands
Terphane Holdings LLC	Delaware
Terphane Inc.	Delaware
Terphane Limitada	Brazil
Tredegar Brasil Industria de Plasticos Ltda.	Brazil
Tredegar Capital Holdings, LLC	Virginia
Tredegar Far East Corporation	Virginia
Tredegar Film Products B.V.	The Netherlands
Tredegar Film Products Company Shanghai, Limited	China
Tredegar Film Products Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products India Private Limited	India
Tredegar Film Products Kft.	Hungary
Tredegar Film Products (Korea), Inc.	Korea
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Films RS Converting, LLC	Virginia
Tredegar Investments, Inc.	Virginia
Tredegar Investments II, Inc.	Virginia
Tredegar Performance Films Inc.	Virginia
Tredegar Real Estate Holdings, Inc.	Virginia